EXHIBIT 10.2

KITTY HAWK, INC.

TERM SHEET

STEVEN E. MARKHOFF, ESQ.

OFFER OF EMPLOYMENT

June 1, 2003-Rev 4

Position:	Vice President Strategic Planning, General Counsel and Corporate Secretary

Responsibilities:	To assist the CEO and CFO with the development of strategic plans for Kitty Hawk, Inc and any of its current or future subsidiary companies, as assigned. To evaluate, propose and, as required, develop business alternatives (internal growth, merger or acquisition) for current Kitty Hawk businesses.

To assume authority and responsibility as General Counsel for Kitty Hawk, Inc., Kitty Hawk Cargo, Inc. and Kitty Hawk Air Cargo, Inc. To direct the internal legal affairs of the Company, its subsidiary companies as well as provide appropriate legal advice and counsel to the CEO, CFO, Board of Directors or other Company representatives. To manage the legal and contractual affairs of the Company, including retention recommendations, management, evaluation, and oversight for “outside” counsel.

To continue with your current authority, responsibility and required Company activities as Corporate Secretary to the Board of Directors.

Commitment:	The roles of Vice President Strategic Planning, General Counsel and Corporate Secretary are especially important to the future success of this enterprise. Collectively these offices require a full-time commitment as well as the best efforts and total professional commitment of the incumbent. In the future, you will be expected to apply yourself to Kitty Hawk on a dedicated basis, without interference from other professional activities. Any future activity which may present a business conflict with Kitty Hawk will require you to advise and obtain the specific pre-approval of the CEO and, if appropriate, the Audit Committee of the Board of Directors.

Reporting to:	CEO

Location:	Dallas, Texas. As part of your responsibilities, you may play a role in determining the most appropriate location for the Corporate headquarters or headquarters for any current or future subsidiaries. Should the CEO and the Board of Directors decide to change any of these facilities and also ask you to relocate, Kitty Hawk will arrange for you to relocate to that location.

Term/Termination:	Your Term will be for a minimum of three (3) years

• Should you be terminated involuntarily without cause (or “constructively terminated”) during the first thirty-six (36) months of your employment, you would be provided severance equal to up to twelve (12) months base salary and benefits, if other employment is not accomplished, but subject to mitigation should employment occur sooner. Severance payments in each case will be made in installments over the severance period at the times Kitty Hawk pays its payroll.

• “Constructively terminated” shall mean for these purposes involuntary removal from the Vice President Strategic Planning and General Counsel positions and your voluntary termination of your employment within 30 days thereafter..

• You agree to freight industry “non-compete” commitment for twelve (12) months from the date of termination, a mutual non-disparagement agreement, a commitment of no direct or indirect solicitation of Kitty Hawk customers and/or employees for twenty-four (24) months from termination as well as an obligation to protect non-public, proprietary company information indefinitely after termination as well as during your employment. .

Base Salary:	$200,000 per annum

Incentive Comp.: (cash and options)	TBD-to consist of participation as eligible in incentive plans as adopted by the Company’s Board of Directors.

Temporary Living:	During the first twelve (12) months of employment Kitty Hawk will cover up to 60 days continuous, temporary hotel living expenses, including travel on Kitty Hawk aircraft (as a priority) or non-Kitty Hawk travel (as approved by the CEO) for commuting from your current home or until you have relocated into living accommodations in the Dallas area, whichever is less. If required, the Company will also cover the reasonable cost of a rental car for up to 60 days or until you have relocated your own vehicle, whichever is sooner.

Moving Expenses:	The Company will cover moving expenses related to relocation of your household goods and/or termination of your current rental agreement from West Palm Beach to Dallas, Texas (area) up to the Company Management Moving Expense limit of $6,000 (with receipts, “grossed up” for taxes as and if required), including relocation of one vehicle at $.24 per mile. In the alternative, at your election, the Company will provide a $4,000 cash allowance for the move. At its option, the Company may choose to arrange some or all of the relocation. All expenses beyond the Company limit will be your responsibility (any unforeseen issues or special considerations must be approved in advance by the CEO).

If the Company terminates your employment without cause within the initial twelve (12) months of employment, you will have the option to accept a return move for which the Company will be liable on a basis similar to the initial move.

Benefits:	The Company will provide Kitty Hawk, Inc. executive-level benefits.

Start Date:	Not later than July 1, 2003 ( Vice President Strategic Planning, General Counsel)

Conditions:	This offer is subject to completion and confirmation of background check, education verification and reference checks and your maintaining this term sheet in confidence until satisfaction of conditions below.

As this is a senior officer level position, notwithstanding anything contained in this term sheet, this offer and your election as an Officer of the Company is subject to the approval of the Board of Directors of Kitty Hawk, Inc.

This term sheet shall constitute an agreement binding on both parties as of the date of signing, and employment may commence hereunder as directed by the CEO. Both parties will make every effort to detail this “letter of understanding” in a formal employment agreement within ninety (90) days of term sheet signing.

Continuation for the 3 year term will be subject only to the Company’s right to terminate the term sheet if the Company is not satisfied with your background and reference checks and does not elect you to office, and to your right to terminate this term sheet if you are not elected Vice President Strategic Planning, General Counsel, by the conclusion of the regular July Board meeting. Any such termination will be without liability to the Company for severance or other liability (other than salary for days worked hereunder).

Kitty Hawk, Inc. by Robert Zoller, President & CEO	Date

[GRAPHIC]	June 1, 2003

Steven E Markhoff	Date